EXHIBIT 10
                           LIUSKI INTERNATIONAL, INC.
                               6585 Crescent Drive
                             Norcross, Georgia 30071


                                October 15, 1997

Mr. Duke Liao
c/o Liuski International, Inc.
6585 Crescent Drive
Norcross, Georgia 30071

          Re:  Recapitalization
               ----------------

Dear Mr. Liao:

         This letter ("Agreement"), dated as of the date set forth above, sets forth the agreement between Liuski International, Inc., a Delaware corporation (the "Company"), and Duke Liao ("Liao") relating to the conversion (the "Conversion") of Liao's advances to the Company of $9,219,928.01 (the "Loans") and the $158,454.97 interest accrued thereon through the date hereof (the "Interest") into shares of the Company's common stock, $.01 par value per share (the "Common Stock"), and Preferred Stock, $.01 par value per share (the "Preferred Stock").

         Liao represents that he owns 1,783,620 shares of Common Stock, which is approximately 41% of the 4,380,525 shares outstanding. With the approval of the Company's Board of Directors, he acquired such shares on June 27, 1997 from the former principal stockholder and founder, Mr. Morries Liu. The Company acknowledges that it is indebted to Liao in the amount of the Loans and Interest.

         As soon as practicable upon execution of this Agreement, the Company will mail a notice to all stockholders of the Company (the "Stockholder Notice") in accordance with Rule 4460(i)(2) of the Nasdaq Stock Market ("Nasdaq"), stating, among other things, that, in reliance upon an exception granted by Nasdaq to the Company, stockholder approval of the Conversion will not be obtained and that the Company's Audit Committee of the Board of Directors has approved the exception. The Stockholder Notice will be approved by Nasdaq before it is mailed to stockholders.

         On the eleventh day following the mailing of the Stockholder Notice to all stockholders, the Interest and $2,223,421.16 of the Loans (together aggregating $2,381,876.13) will be converted into 1,814,762 shares of restricted Common Stock at the conversion price of $1.3125 per share (which is the last sale price of the Common Stock on the Nasdaq National Market on the date hereof)

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and the  Company  will  cause  such  1,814,762  shares to be issued to Liao (the
"Initial Issuance") on such eleventh day or as soon thereafter as possible.

         Also on such eleventh day, or as soon thereafter as practicable, the Company will cause to be filed a "Certificate of Designations of Series A Convertible Preferred Stock" with the Secretary of State of the State of Delaware, creating and fixing the terms of a first series of Preferred Stock (the "Series A Preferred") of which there will be 100 shares authorized. Thereupon, the Company will issue to Liao 100 restricted shares of Series A Preferred which will later be converted into shares of Common Stock as described below. The Series A Preferred will not have any voting or special dividend rights but, in the event of a liquidation or winding up of the Company, will be entitled to receive an aggregate of $6,996,506.85 (which is the amount of the Loans and Interest minus $2,381,876.13) before any distribution is made to the holders of Common Stock. Neither the Company nor Liao will take any action which would prevent the conversion of the Series A Preferred into shares of Common Stock. However, if the Series A Preferred is not converted into Common Stock by March 31, 1998, the holder of the Series A Preferred will have the option to cause the Company to redeem the Series A Preferred for $6,996,506.85 plus annual interest thereon of 8.5% accruing from the date after the date hereof.

         Promptly after the Initial Issuance, Liao, who will then own approximately 58% of the outstanding Common Stock, will deliver to the Company a written consent of the majority stockholder directing the Company to amend its Certificate of Incorporation to increase the number of shares of authorized Common Stock from 7,000,000 to 20,000,000 (the "Charter Amendment") and this consent shall be irrevocable. Upon Liao's delivery to the Company of such written consent, the Company will promptly file with the Securities and Exchange Commission (the "SEC") a preliminary Information Statement describing the proposed Charter Amendment and will use best efforts to promptly file a definitive Information Statement with the SEC and mail the definitive Information Statement to all stockholders.

         On the twenty-first day following the mailing of the definitive Information Statement to the Company's stockholders, or as soon thereafter as practicable, the Company will file the Charter Amendment with the Secretary of State of the State of Delaware. Upon such filing, all of the outstanding shares of Series A Preferred will automatically be converted into 5,330,671 shares of restricted Common Stock ($6,996,506.85 divided by $1.3125) and the Company will issue such 5,330,671 shares of Common Stock to Liao.

         The Company represents to Liao that its Board of Directors has approved the Company's entering into this Agreement and the transactions contemplated

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hereby and the shares of Common Stock and Series A Preferred contemplated herein
(the "Shares"), when issued to Liao, will have been duly authorized and validly issued.

         Liao represents to the Company that he is acquiring the Shares for investment purposes and does not have the present intention of reselling or distributing the Shares, that he understands the Shares have not been and will not be registered under the Securities Act of 1933 (the "Act") in reliance upon an exemption from such registration, that, as Chairman, Chief Executive Officer and President of the Company, he has had the opportunity to obtain information about the Company to his satisfaction, and that he is an "accredited investor" as defined in Regulation D under the Act.

         If you agree with the foregoing terms, please sign an original counterpart of this letter and return a copy to us.

                           Very truly yours,

                           LIUSKI INTERNATIONAL, INC.


                           By: /s/ Martin Tsai
                              ------------------------------------
                              Martin Tsai,
                              Chief Financial Officer


AGREED AND ACCEPTED
(as of the date first written above):


/s/ Duke Liao
----------------------------
DUKE LIAO

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